Exhibit 99.1

MURPHY OIL CLOSES GULF OF MEXICO JOINT VENTURE, PROVIDES UPDATED GUIDANCE AND ANNOUNCES NEW UNSECURED CREDIT FACILITY

EL DORADO, Arkansas, December 3, 2018 – Murphy Oil Corporation (NYSE: MUR) announced today that its wholly owned subsidiary, Murphy Exploration & Production Company - USA, has closed the previously announced strategic deep water Gulf of Mexico joint venture with Petrobras America Inc. (“PAI”), a subsidiary of Petrobras (NYSE: PBR) for net cash consideration of approximately $795 million. The transaction has an effective date of October 1, 2018.

Murphy’s net cash consideration, after adjustments provided for in the contract, of approximately $795 million is funded by $470 million of cash-on-hand with the remaining $325 million being drawn on the company’s new senior credit facility.

Under the terms of the transaction, both companies contributed all their current producing Gulf of Mexico assets to the joint venture company, MP Gulf of Mexico, LLC (“MPGOM”). MPGOM will be owned 80 percent by Murphy and 20 percent by PAI, with Murphy overseeing the operations. The company expects to account for the PAI share of this transaction as a noncontrolling interest.

BENEFITS OF THE TRANSACTION

•	Increasing total Gulf of Mexico production to approximately 60,000 net barrels of oil equivalent per day at closing, net to Murphy’s interest
•	Providing high-margin production with Gulf Coast prices
•	Accelerating activity in the oil-weighted Eagle Ford Shale with cash flow generated from new joint venture assets

“We are excited to close this transformational joint venture and form a strategic partnership with Petrobras. Our newly expanded Gulf of Mexico portfolio is consistent with Murphy’s long-term vision of increasing profitable oil-weighted production in an area where we have a long history of success. We plan to allocate a portion of the cash flow generated by the joint venture to accelerate further high-value oil-weighted activity in our Eagle Ford Shale asset,” stated Roger W. Jenkins, Murphy Oil President and Chief Executive Officer.

UPDATED GUIDANCE

As a result of the transaction and other operational events, Murphy is providing updated fourth quarter and full year production guidance. The company expects fourth quarter production to be approximately 176,000 barrels of oil equivalent per day (BOEPD) and full year production to be approximately 171,000 BOEPD, net to Murphy’s interest.

Following the November 30, 2018 closing of the joint venture, average fourth quarter production in the Gulf of Mexico will increase by approximately 13,000 BOEPD, net to Murphy’s interest. Across several of the company’s assets, fourth quarter production was impacted by recent unplanned events, including severe storms in non-operated offshore Canada (2,000 BOEPD); third-party processing, facility de-bottlenecking start-up delays in Malaysia (1,500 BOEPD); and non-operated facility downtime in the Gulf of Mexico (1,500 BOEPD).

In conjunction with the previously announced plan to accelerate activity in the Eagle Ford Shale, full year capital expenditures are being increased by approximately $48 million to $1.23 billion. In order to jump-start activity for 2019, the company plans to drill ten and complete eight additional wells in 2018.

SENIOR UNSECURED CREDIT FACILITY

Murphy also announced today the closing of its new $1.6 billion five-year senior unsecured revolving credit facility. Effective November 28, 2018, the new revolving credit facility replaces the previous $1.1 billion unsecured facility.

The new revolving credit facility has enhanced terms that are more consistent with investment grade-rated companies. Murphy intends to use this credit facility for working capital, capital expenditures, acquisitions, the issuance of letters of credit and general corporate purposes.

“The new credit facility allows for additional financial flexibility should we need to access capital as we execute on our business plan through the commodity price cycles. The attractive pricing and relaxed covenants place Murphy in a position of significant strength with increased liquidity following the closing of our Gulf of Mexico joint venture,” stated Jenkins.

FINANCIAL REPORTING

For financial reporting purposes, beginning with the fourth quarter 2018 earnings release and 2018 10-K, with respect to the Gulf of Mexico joint venture, Murphy expects to report 100 percent of the joint venture’s production, revenues, and costs (including the 20 percent noncontrolling interest in MPGOM held by PAI) in accordance with accounting for noncontrolling interests as prescribed by ASC 810-10-45. The production numbers reflected in the body of this press release, however, only reflect Murphy’s 80 percent interest in MPGOM volumes attributable to Murphy’s economic interest.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to, increased volatility or deterioration in the level of crude oil and natural gas prices, deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves, reduced customer demand for our products due to environmental, regulatory, technological or other reasons, adverse foreign exchange movements, political and regulatory instability in the markets where we do business, natural hazards impacting our operations, any other deterioration in our business, markets or prospects, any failure to obtain necessary regulatory approvals, any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices, and adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Murphy Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Bryan Arciero, bryan_arciero@murphyoilcorp.com, 832-319-5374

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324